Exhibit 99.1

For Immediate Release

GlobeImmune Announces Opening of Randomized Phase 2 Chordoma Trial at National Cancer Institute

LOUISVILLE, Colo., April 22, 2015 – GlobeImmune, Inc., today announced that a randomized Phase 2 clinical trial designed to investigate the safety and efficacy of GI-6301 in combination with radiation therapy in patients with chordoma is open for enrollment at the National Cancer Institute (NCI). Christopher Heery, M.D., Head of the Clinical Trials Group at the NCI Laboratory of Tumor Immunology and Biology, is the principal investigator for the study. The Company believes that the GI-6301 Tarmogen®, exclusively licensed to Celgene Corporation, has demonstrated promising initial results in chordoma patients evaluated in a recent Phase 1 study.

“Chordomas frequently cannot be completely surgically resected when they are initially diagnosed or recur,” said Timothy C. Rodell, M.D., FCCP, President and CEO of GlobeImmune, Inc. “The literature suggests that, while radiation can often achieve temporary local control, it rarely results in tumor shrinkage. We look forward to seeing if a systemic immune-based approach like GI-6301 can improve outcomes for these patients. Based on published studies and our Phase 1 data, we believe that the T cell immune-based mechanism of action of GI-6301 could be complementary to radiation therapy.”

GI-6301-02 Phase 2 Design

The GI-6301-02 Phase 2 clinical trial is a randomized, double-blind, placebo controlled trial of GI-6301, in combination with standard of care radiation for patients with locally advanced, unresectable chordoma. The primary endpoint for the trial will be overall response rate (ORR) defined as complete response (CR) or partial response (PR) by RECIST, a scoring system used to evaluate tumor response, after up to 24 months of treatment. Participants randomized to the placebo arm will be allowed to cross-over to receive GI-6301 at time of confirmed disease progression. This Phase 2 trial was designed together with the Company’s collaborators at the NCI, the Chordoma Foundation and Celgene.

Please visit www.clinicaltrials.gov for more information on this trial [NCT02383498].

About Chordoma

Chordoma is a rare bone cancer of the skull base and spine that is aggressive, locally invasive, and has a poor prognosis. Brachyury, which GI-6301 targets, is recognized as the diagnostic molecular hallmark for this cancer. Chordomas are generally slow growing and most will recur or progress after treatment. Because of their proximity to critical structures such as the spinal cord, brainstem, nerves and arteries, they are difficult to treat and require highly specialized care.

In the United States, there are approximately 300 new cases annually. The Company estimates that the incidence in the European Union is similar to the U.S., resulting in approximately 400 new EU cases annually. With an average overall survival of approximately seven to nine years, the prevalence of chordoma is estimated at approximately 2,400 in the US and 3,600 in the EU.

Surgery and radiation are the mainstays of treatment for chordomas. The goal of surgery is to remove as much of the tumor as possible without causing unacceptable harm to the surrounding tissues and structure. Complete resection is attainable in approximately half of sacral chordomas, with much lower rates for spinal and skull base chordomas, but provides the best chances for local control and long-term survival.

It is believed that radiation therapy can reduce the risk of recurrence after surgery and prolong survival for chordoma patients. Even after surgery and/or radiation, chordomas tend to return in the same location or in the areas around the original tumor. Many patients undergo multiple surgeries over several years to treat these local recurrences. Standard cytotoxic chemotherapy agents that generally kill fast-growing cells appear to be ineffective on chordomas. There is no approved systemic therapy for this disease.

About GI-6301

The GI-6301 Tarmogen is designed to target cancers expressing the brachyury protein, which plays a role in metastatic progression of certain cancers and the initiation of chordoma. The GI-6300 program, including GI-6301, is exclusively licensed to Celgene Corporation. GI-6301 was evaluated in a Phase 1 dose-escalation clinical trial in patients with metastatic cancers and chordomas in whom previous therapy had failed or who had no further therapeutic options. In this study, GI-6301 was generally well tolerated, with mild to moderate injection site reactions as the most common adverse events associated with GI-6301 administration. As previously reported, the 11 chordoma patients enrolled in this trial showed a clinical benefit that the Company believes compares favorably with historically published data and supports the initiation of the phase 2 chordoma trial.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. For a description of such risks and uncertainties, which could cause our actual results, performance, or achievements to materially differ from any anticipated results, performance, or achievements, please see the risk factors under the heading “Risk Factors” in the Annual Report on Form 10-K. Readers are urged to carefully review and consider the various disclosures made in this report and in our other reports filed with the United States Securities and Exchange Commission, or the SEC, that disclose certain risks and factors that may affect our business. This press release should be should be read in conjunction with the audited financial statements and footnotes for the year ended December 31, 2014 included in the Annual Report on Form 10-K. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT:

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS:

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT:

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com